Exhibit 23.4

+1 212 450 4000 davispolk.com	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

March 28, 2024

Deutsche Bank AG

1 Columbus Circle, 19th Floor

New York, NY 10019-8735

Ladies and Gentlemen:

We have acted as special tax counsel for Deutsche Bank AG (the “Bank”) in connection with the preparation and filing of a registration statement on Form F-3, including a prospectus, dated March 28, 2024, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the issuance from time to time of certain of the Bank’s securities, including its senior debt securities (Senior Notes, Series A), senior debt funding securities (Senior Debt Funding Notes, Series E) and eligible liabilities senior debt securities (Eligible Liabilities Senior Notes, Series D), each described in the prospectus dated March 28, 2024 (the “Securities”).

We hereby consent to any reference to us, in our capacity as special tax counsel to the Bank, or any opinion of ours delivered in that capacity, in a pricing supplement or prospectus supplement relating to the offer and sale of any particular Securities prepared and filed by the Bank with the Securities and Exchange Commission on this date or a future date. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Davis Polk & Wardwell LLP